Exhibit 99.2

WFCF

2021 First Quarter Conference Call Script

Call date: Thursday May 6, 2021

Call time: 10:00 a.m. Mountain Time

Operator

Greetings, and welcome to Where Food Comes From Fourth Quarter and Year End Conference Call. At this time all participants are in a listen only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] Please note, this conference is being recorded.

At this time, I’ll turn the conference over to Jay Pfeiffer, Investor Relations. Jay, you may begin.

Jay

Good morning and welcome to the Where Food Comes From 2021 first quarter earnings call.

Joining me on the call today are John Saunders, CEO; Leann Saunders, President, and Dannette Henning, CFO.

During this call we’ll make forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about current and future financial performance, growth strategy, customers, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information. Today we’ll also discuss Adjusted EBITDA, a non-GAAP financial measure provided as a complement to GAAP results. Please refer to today’s earnings release for important disclosures regarding non-GAAP measures.

I’ll now turn the call over to John Saunders, chairman and chief executive officer.

John

Good morning and thanks for joining the call today.

This morning we released our first quarter financial results before the market opened. Once again, we were pleased with our overall performance despite the ongoing Covid-19 impact on the economy in general and some of our core customer segments in particular. Our Q1 performance builds on a year in which we held up very well under difficult circumstances from both a revenue and profit standpoint – delivering results that underscore the resilience of our business model and the flexibility of our personnel who were quick to adapt to new ways of doing business. The success we’re enjoying as a Company truly is a team effort and I couldn’t be prouder of the people I work with.

Turning now to our Q1 financial highlights:

●	Total revenue came in at $4.4 million in Q1, which represents a 14% increase over $3.9 million in the same quarter last year. You’ll recall that audit activity in four of our core revenue categories – pork, poultry, eggs and dairy – was significantly curtailed early last year due to restrictions on outside visitors at more enclosed production facilities that were instituted at the onset of the pandemic. Those restrictions are still in place for the most part, although recently we’ve seen some instances in which they have loosened up. We are hopeful that at some point in the second half of the year we’ll start returning to normal in this area.

●	In spite of these restrictions, our Q1 verification and certification revenue increased 16% year over year – to $3.3 million from $2.8 million. This was due to the strength of our beef business, which continues to be our largest and most profitable growth driver. As outlined in our press release this morning, our new CARE initiative continues to build momentum across all protein segments but particularly in beef, where we brought on two anchor processor customers in 2020 and continue to add producer customers at a steady clip in 2021.

●	Recently, we announced that the Heinen’s grocery chain became the first retailer to implement WFCF CARE Certified across its beef, pork and poultry products. CARE, which stands for Community of Agriculturalists that Respect the Earth, directly addresses growing consumer demand around sustainability. As an aside, CARE’s three core pillars – animal husbandry, environmental stewardship and people & community – also happen to dovetail nicely with emerging ESG and Socially Responsible investment trends. We are increasingly engaging with investment funds that have taken the time to understand and appreciate that we actually walk the walk in terms of our products and services aligning with the aims of the ESG and SRI movements.

●	Tag sales in Q1 were flat year over year due to one large order slipping into Q2. As you know, tag sales are a leading indicator of revenue growth. As we tag more cattle, we create a compounding effect with additional revenue events occurring as those cattle move through the supply chain.

●	Net income in the first quarter totaled $1.2 million, with approximately $1.0 million of that total attributable to PPP loan forgiveness. On a normalized basis, net income was approximately $113,000, which represents roughly a $350,000 positive swing over last year’s Q1 loss of $241,000.

●	Adjusted EBITDA in the first quarter was a positive $348,000 compared to a negative $44,000 in Q1 last year.

●	We generated $1.2 million in cash from operations in the first quarter, up from $900,000 in the same quarter last year.

●	Our balance sheet is solid with cash and cash equivalents up 14% year over year to $5.0 million from $4.4 million and working capital improving to $4.6 million from $4.4 million year over year.

One last highlight of our first quarter was our up-listing to the Nasdaq Capital Market, which I know many of our legacy shareholders were eagerly awaiting. This is an important milestone for us as we think it makes our shares much more attractive to institutional investors. It likely also enhances our profile with our larger corporate customers.

And with that, I’ll open the call to questions.

Question 1:

Andreas Aaen: Good morning. This is Andreas from Denmark. Congratulations on some good numbers here. It’s quite impressive. Yeah the circumstances in mind. So I had three questions for you today. So if we look at these closed facilities like the pork and poultry, where are you in the opening? Are we talking like — will you back end it like October timeframe, or is it like maybe or the summer, or have you got any indications from some of your bigger customers there what their feeling is around this?

Leann Saunders: Hello, good morning. So it’s a little bit of a mixed bag right now. We have some – a lot of it depends on the states in which they’re operating. So if we have kind of free movement and a lot of those operations are requesting on-site audits again, virtual audits, while in some ways we can do a lot of things it’s really hard for them in preparation of records. So many of those establishments are looking forward to us coming back on site.

So we’re starting to see that come back with pork and poultry but in some states, specifically California, we’re still fairly restricted and still looking at virtual audits for some of those companies that we work with. So it’s just a mixture right now. And it’s hard for them to predict. But we are getting on – back on to a cadence that we were previously on. So we’re hopeful that this year will look more normal as we get towards the end of the year.

Andreas Aaen: Okay. That makes total sense. Then my last question is about like pricing. So what I hear I don’t know if the situation is the same in the US but here in Denmark, a lot of farmers are making a lot of money now. So what I hear is that a lot of suppliers are now coming out and saying like, we supported you guys for like five years without price increases. So now it’s kind of also – you make money now. So now we also have to make some price increases. Is it the same in the US that you feel better equipped to raise prices a little bit, or how should we think about that?

John Saunders: That’s a great question. I think there probably are a few key differences within the European and the US production base. And I would say it’s related to the voluntary nature of most of the verification that we’re doing. So where that comes into play is that, we feel that most consistently all parts of the supply chain including those that get closer to the consumer have – are participating in that benefit and the mutual activity or the increased prices.

I will say though in specific industries and one that comes to mind right now is that in the cattle industry, the cow-calf producers are being very successful. The packers are as well but the feeding entities are struggling to some degree because of the high price of corn. So while it’s a benefit to row crop, corn producers to have very, very high commodity prices related to their soybeans and their corn that is a negative when it comes to the feeding of animals. So it’s a higher cost basis that they have to compete with. So I don’t know, if that gives any clarity Andreas. But I think it’s a little different. We’re hopeful that we continue to see all parts of the supply chain benefit here as we have, especially last year.

Andreas Aaen: Okay. That’s perfect. So my last question was really about capital allocation. So you continue to build cash I think more than $5 million now and you’ve got the PPP loan for gifts. So you don’t have any debt. How should we think about the uses of this? Are you still looking at M&A? Is it accelerating the share buybacks? What’s kind of options there?

John Saunders: Good question, again. Yes, we’re continuously looking at potential acquisitions. As they become available, we will proceed with them. And we feel like we’re very well capitalized right now to do that. I think the other thing that we see, as I’ve mentioned several times, because of the lack of us participating in association meetings and different kinds of conferences, where we would have the previous year, we’ve got a significant increase in our marketing budget. And I really think we’re going to continue to use social media and to invest in ways that we’re able to promote our customers, specifically. And I’ll just reference, Heinen’s really quickly.

We’ve implemented a campaign around Northeast Ohio related to the launch of that program. The suppliers that are engaged in that program we’re partnering with to create specific videos. And we’re hopeful that they’ll then take that to marketing and that collateral to other retailers.

So we really started to invest very specifically in very specific areas. And as I mentioned, Heinen’s is also based in Chicago. So we see a great opportunity to continue to focus on how we promote those products and make sure that CARE is a big success for them because we have a lot of other larger customers that are really paying attention to what happens with Heinen’s and how successful their rollout is. So we’re going to invest a lot specific to that marketing. And again, if we see some acquisitions that become available, we’ll execute on those as quickly as we can.

Question 2:

Unidentified: Thank you. I appreciate Andrea’s question too. I was going to ask about the cash balance and the balance sheet. But if I can, I’m trying to get a feel for where you guys are versus what you would consider kind of a run rate when you’re fully back to kind of – I know it’s difficult given the world has changed in the last year. But where are you from kind of a revenue and an earnings perspective relative to what you see as your kind of run rate in a normalized environment? And I know it’s a broad question but any color you could give would be appreciated.

John Saunders: Yes. No, that’s actually a great question. Pre-pandemic, we were 50% reliant on the beef industry. And – meaning that all of our other audits that we did pork, poultry, dairy combined equaled the same revenue that we were generating specific to the beef industry. Through the pandemic, through the last year I’d say that number is probably closer to 60% to 65% that we rely upon beef.

So our other industries have declined on the order of probably 30%, 25% to 30%, sometimes even 50% based on the specifics that we saw there. So all of the growth that we’ve seen over the last year has been, in spite of the fact that these other industries had really slowed down so much. Our beef business just continued to flourish and it does right now as well.

So I think, if we’re able – whenever it comes back online and we see – we probably have another 25% to 30% growth in there, just related to our pork, poultry and dairy business coming back online. The other industry that’s been significantly affected that we haven’t talked about as much is organic.

And as I’ve mentioned over the past, we have a brand-new offering with Where Food Comes From organic, that we’re really excited about. And we currently are a relatively small player in that market. And we see some good opportunity to grow there. So I think if you combine that with, as Leann said, hopefully by the end of this year, we’re getting back into the groove and everything. And our beef business just continues to grow it could be, even in excess of that. So 25% is probably the number that I’m just kind of getting back to that, I think we’re kind of off. We’re missing one of our cylinders there.

Question 3:

Raphi Savitz: Hey, good morning guys. Really, really good quarter, I think the question I generally try to ask you guys is, how do you think about this business over the next few years?

What would you say are — if you have a $20 million or so revenue base give or take, as you think over the next few years, what are going to be the major drivers of overall growth in this business?

Is it something to do with — is it kind of the core auditing business? Is it the ear tags? Is it software? I mean, how do I think about that?

John Saunders: Yeah. No, that’s a fair question. And I’ve asked myself that a lot over the last years, as well. I think we’ve really identified a sweet spot for us in the U.S. beef industry. And there’s, 25 million cattle in the U.S. that are produced annually. We currently do about 2.5 million.

So we’re only 10% of the current market in the beef industry in the United States. So there’s a lot of runway there for us. It’s also the primary meat, that’s being affected by alternative meats and the question around sustainability.

So as I look at that even related to our CARE program and sustainability and making beef a more sustainable protein is a huge opportunity for us. And we really see that as a core driver.

And then, obviously, I’ve talked about China a lot too. And China just continues to take more of our proteins and that’s really good for a lot of our customers. So we really think that that’s a positive long-term.

So I think we’re really, really focused on beef. And I think again, we’re always looking for acquisition opportunities. So I think we’ve completed 13, in the last — since 2006. So we see that as a big potential too.

And the — I think, we’ve got some big opportunities that aren’t necessarily related just to the verification activities as you asked. I think there’s bigger potential for us. And we’re always trying to get closer to the consumer. And get the consumer brand awareness with our programs. So that’s the Holy Grail.

Raphi Savitz: And — that’s very helpful context. And I guess if, I think, about kind of the more what I call, the macro environment how do I think about kind of the change in the administration?

And any sort of regulations or — let’s say regulations that may be kind of in the works ones that could be headwinds or tailwinds for you. Can you just help us think about kind of the overall environment? And what that means for your business over the next few years?

John Saunders: Yeah. I may take a real quick stab at it. And then, if Leann wants to say something I’ll let her answer that as well. But I — we typically fare well. Our business is relatively politically resistant.

And what I mean by that is that, if it’s — if there’s higher regulation within the government structure it may not necessarily be good for our customers. But it’s usually good for us because, it’s going to mean more audits.

We’re going to have to do more work, but it’s going to cost more for our producers. So I would say, as you look at the current environment, I think it’s a positive. It’s maybe not a positive for agriculture, in general.

And I think there’s, more defensive type things that are going to have to happen within meat. And we see ourselves at least providing a resource to producers to answer those questions around sustainability, and animal care, and how they’re dealing with their employees, and with their workers. So I think — yeah, do you want to add anything, Leann?

Leann Saunders: Yeah. I think, it’s a positive, I think there’s — we’re going to have added cost as everybody will potentially, but it usually ends-up better for us as a company.

Raphi Savitz: Got it. Okay. That’s helpful. And I guess, just maybe lastly like, how much — the auditing business which obviously did quite well this quarter. How much visibility do you have into that over the next few quarters, I guess both, within beef and outside of beef?

John Saunders: It’s pretty tough. I would say, as I’ve I think just looking cyclically over our business the first quarter which I think is probably the most encouraging side of this quarter’s results is typically our most difficult quarter. We don’t do a lot of verification.

There’s, not a lot of audits that we can do in Montana for example in the middle of January. So we — I think the fact that we got through the first quarter the way that we did. And I think if you just look at our historical data, it’s probably the best way to gauge what will happen this year.

Leann Saunders: I do think it’s important to note some like weather challenges, across the United States that are happening. And there’s quite a bit of cattle liquidation happening right now in the state of California and in some of the southwest, which we’re watching closely.

A lot of what happens with that is that will then move up some of our activities sooner because they’re going to have to liquidate herds earlier. So that is affecting a little bit here. That’s hard to know, how that will trend throughout the rest of the year.

Operator: Thank you. At this time, I’ll turn the floor back to John Saunders, for any further remarks.

John Saunders: Well, once again, we really appreciate your interest in the company. As I mentioned, we’re extremely excited to be listed on the NASDAQ capital market. So we appreciate all your long-term support, you guys have been around a long time. And we look forward to talking in a couple of months.

Operator: This concludes today’s teleconference. You may now disconnect your lines at this time. Thank you for your participation.